CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                       NATIONAL MANAGEMENT CONSULTING INC.

  Pursuant to Sec. 242 of the General Corporation Law of the State of Delaware

     The undersigned, pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify and set forth as follows:

     FIRST: That at a meeting of the Board of Directors of NATIONAL MANAGEMENT CONSULTING INC. (the "Corporation"), the following resolution was duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable:

          RESOLVED, that the Board of Directors hereby declares it advisable and in the best interests of the Corporation that Article FIRST of the Certificate of Incorporation be amended to read as follows:

         "FIRST: The name of the Corporation shall be GENIO GROUP, INC."

     SECOND: That the said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     THIRD: That the aforesaid amendment was duly adopted with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

     FOURTH: The future effective date of the amendment is September 15, 2003.

     IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by Steven A. Horowitz, its duly authorized officer this 21st day of July, A.D. 2003


                                                  /s/ Steven A. Horowitz
                                                  ----------------------
                                                  Steven A. Horowitz
                                                  Authorized Officer